Exhibit 99.1

       Contact:   Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
                          (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp Fiscal Year Net Income Increases 44% to $24.02 million

•	Fiscal Year Earnings Per Share Increases 28% to $2.84
•	Fiscal Year Return on Average Equity Increases to 14.91%
•	Fiscal Year Return on Average Assets Increases to 1.96%
•	Announces $0.15 Regular Quarterly Dividend and $0.10 Special Dividend

HOQUIAM, WA – October 31, 2019 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income increased 44% to $24.02 million for the fiscal year ended September 30, 2019 from $16.72 million for the fiscal year ended September 30, 2018.  Earnings per diluted common share (“EPS”) increased 28% to $2.84 for the fiscal year 2019 from $2.22 for the prior fiscal year.

Timberland also reported quarterly net income of $6.33 million, or $0.75 per diluted common share, for the quarter ended September 30, 2019.  This compares to net income of $5.96 million, or $0.70 per diluted common share, for the preceding quarter and net income of $4.42 million, or $0.59 per diluted common share, for the quarter ended September 30, 2018.

“We are pleased to report record net income for the year ended September 30, 2019 and, for the ninth consecutive fiscal year, increases in revenue, earnings per share, return on average equity and return on average assets,” stated Michael Sand, President and CEO.  “The Northwest economy continues to provide an enviable economic environment within which to operate and we continue to develop lending and deposit relationships throughout our six county Western Washington footprint.  The completion of the South Sound Bank acquisition on the first day of our recently completed fiscal year contributed to Timberland’s year-over-year earnings growth and provided additional opportunities to increase customer relationships along Washington’s economically important I-5 corridor.  Despite incurring $492,000 ($389,000 after tax) in conversion related IT expenses during the September quarter, the quarter’s efficiency ratio improved to 52.39% from 56.94% for the comparable quarter one year ago.”

“Also, during our recently completed fiscal year we were honored to be recognized for the second consecutive year by Raymond James as being in the top 10% of community banks in the country, as measured by various financial metrics, and, by Sandler O’Neill, as one of the 30 best performing small cap banks in the country.”

“In addition to declaring a regular dividend of $0.15 per share, Timberland’s Board of Directors also declared a one-time special dividend of $0.10 per share payable on November 29, 2019 to shareholders of record on November 15, 2019.  Timberland’s continued solid financial performance has allowed us to pay a special cash dividend for the second time this calendar year while continuing to maintain a very strong capital position to support future growth,” added Sand.  “The payment of these two declared dividends combined with the dividends paid for the prior three quarters represents a payment to shareholders of $0.80 per share for the four quarter period.”

During the quarter, Timberland repurchased 17,609 shares of its common stock for $428,000 at an average price of $24.33 per share.  At September 30, 2019, Timberland had 201,453 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan.

2019 Fiscal Year Earnings and Balance Sheet Highlights (at or for the period ended September 30, 2019, compared to September 30, 2018, or June 30, 2019):

   Earnings Highlights:
•	Net income increased 44% to $24.02 million for the 2019 fiscal year from $16.72 million for the 2018 fiscal year;
•	Fiscal year 2019 EPS increased 28% to $2.84 from $2.22 for fiscal year 2018;

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

•	EPS for the current quarter increased 27% to $0.75 from $0.59 for the comparable quarter one year ago and increased 7% from $0.70 for the preceding quarter;
•	Return on average equity increased to 15.07% for the current quarter and 14.91% for the 2019 fiscal year;
•	Return on average assets increased to 2.04% for the current quarter and 1.96% for the 2019 fiscal year;
•	Net interest margin improved to 4.54% for the current quarter and 4.50% for the 2019 fiscal year; and
•	Efficiency ratio improved to 54.32% for the 2019 fiscal year from 56.55% for the 2018 fiscal year.

  Balance Sheet Highlights:
•	Total assets increased 22% year-over-year;
•	Total deposits increased 20% year-over-year;
•	Net loans receivable increased 22% year-over-year; and
•	Book and tangible book (non-GAAP) values per common share increased to $20.54 and $18.48, respectively, at September 30, 2019.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities, gains on sale of investment securities and Bank Owned Life Insurance (“BOLI”) payouts) increased 25% for the 2019 fiscal year to $64.37 million from $51.53 million for the 2018 fiscal year.  For the current quarter operating revenue increased 24% to $16.72 million from $13.44 million for the comparable quarter one year ago and increased 2% from $16.37 million for the preceding quarter.

Net interest income for the 2019 fiscal year increased 31% to $51.16 million from $39.06 million for the 2018 fiscal year.  The year-over-year increase in net interest income was primarily due to a 23% increase in average interest-earning assets, primarily as a result of the acquisition of South Sound Bank (“South Sound Acquisition”).  Net interest income for the current quarter increased 28% to $13.15 million from $10.27 million for the comparable quarter one year ago and increased 2% from $12.94 million for the preceding quarter.

Timberland’s net interest margin (“NIM”) for the fiscal year ended September 30, 2019, increased to 4.50% from 4.23% for the fiscal year ended September 30, 2018.  The net interest margin for the current quarter increased to 4.54% from 4.35% for the comparable quarter one year ago and from 4.49% for the preceding quarter.  The NIM for the current quarter was increased by approximately eight basis points due to the accretion of $188,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $45,000 of non-accrual interest.  The NIM for the comparable quarter one year ago was increased by approximately five basis points due to the collection of $107,000 of non-accrual interest and late fees.  The NIM for the preceding quarter was increased by approximately six basis points due to the accretion of $69,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $88,000 of non-accrual interest.

Non-interest income for fiscal year 2019 increased 14% to $14.34 million from $12.54 million for the prior fiscal year.  The increase was primarily due to a $1.09 million increase in BOLI net earnings, a $466,000 increase in ATM and debit card interchange transaction fees, and a $323,000 increase in service charges on deposits.  The increased BOLI income was primarily the result of a $1.03 million BOLI death benefit claim.  The increases in ATM and debit card interchange fees and service charges on deposits were primarily a result of income from deposit accounts acquired in the South Sound Acquisition.  Non-interest income increased 2% to $3.60 million for the current quarter from $3.54 million for the preceding quarter primarily due to an increase in service charges on deposits and smaller increases in several other categories, which were partially offset by small decreases in several categories.

For fiscal year 2019, total (non-interest) operating expenses increased 22% to $35.58 million from $29.18 million for the prior fiscal year primarily as a result increased staffing, operating and conversion expenses associated with the South Sound Acquisition and expenses associated with Timberland’s core operating system conversion.  During the year ended September 30, 2019, Timberland’s core operating system conversion expenses (including the termination fees associated with South Sound Bank’s core system provider) totaled $1.38 million.  The efficiency ratio for fiscal year 2019 improved to 54.32% from 56.55% for fiscal year 2018 as increases in revenue outpaced increases in expenses.

Total operating expenses for the current quarter decreased 2% to $8.77 million from $8.97 million for the preceding quarter and increased 15% from $7.66 million for the comparable quarter one year ago.  The decrease in expenses for the current

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

quarter compared to the preceding quarter was primarily due to decreases in OREO related expenses, FDIC insurance expense and smaller decreases in several other expense categories. The decrease in OREO related expenses was primarily due to the sale of two OREO properties (which resulted in net gains on sale during the quarter of $56,000) and lower overall operating expenses on the remaining OREOs.  FDIC insurance expense was reduced due to the Bank’s receipt of an FDIC insurance assessment credit during the quarter.  During the current quarter, the Bank incurred core operating system conversion related expenses of $492,000 compared to $435,000 for the preceding quarter.  The efficiency ratio improved to 52.39% for the current quarter compared to 54.43% for the preceding quarter and 56.94% for the comparable quarter one year ago.

The provision for income taxes for fiscal year 2019 increased $200,000 to $5.90 million from $5.70 million for fiscal year 2018 as higher income before income taxes was partially offset by a lower effective tax rate.  Timberland’s effective tax rate for fiscal year 2019 was 19.7% compared to 25.4% for fiscal year 2018.  The decrease in the effective tax rate for the fiscal year just ended was primarily due to provisions of the Tax Cuts and Jobs Acts legislation, (signed into law on December 22, 2017) which decreased the federal corporate income tax rate to 21.0% from 35.0%.  As a result of this legislation, Timberland used a blended federal income tax rate of 24.5% for its 2018 fiscal year and 21.0% during its 2019 fiscal year.  A higher percentage of tax-exempt income, primarily due to a BOLI death benefit payout, also contributed to the lower effective tax rate for fiscal year 2019.

The provision for income taxes for the current quarter increased $88,000 to $1.64 million from $1.55 million for the preceding quarter primarily due to higher income before income taxes.  Timberland’s effective tax rate was 20.6% for the quarter ended September 30, 2019 compared to 20.7% for the quarter ended June 30, 2019 and 23.7% for the quarter ended one year ago.

Balance Sheet Management

Total assets increased $228.84 million, or 22%, during the fiscal year to $1.25 billion at September 30, 2019, from $1.02 billion at September 30, 2018.  The increase in total assets was primarily due to the South Sound Acquisition, which resulted in a $183.10 million increase in total assets (including goodwill and net of cash consideration paid) at the acquisition date (October 1, 2018) and, to a lesser extent, organic growth.  Total assets remained relatively stable (a $178,000 decrease) for the current quarter compared to the preceding quarter as increases in net loans receivable and investment securities were offset by a decrease in cash and cash equivalents.

Net loans receivable increased $161.27 million, or 22%, during the fiscal year to $886.66 million at September 30, 2019, from $725.39 million at September 30, 2018.  The increase was primarily due to loans acquired in the South Sound Acquisition ($121.54 million at the merger date) and, to a lesser extent, organic loan growth.

Net loans receivable increased $12.68 million, or 1%, during the current quarter to $886.66 million at September 30, 2019, from $873.98 million at June 30, 2019.  The increase was primarily due to a $5.66 million increase in multi-family loans, a $4.12 million increase in land loans, a $3.61 million increase in 1-4 family mortgage loans, a $592,000 net increase in construction loans, a $950,000 decrease in the undisbursed construction loans in progress and smaller increases in several other categories.  These increases to net loans receivable were partially offset by a $2.15 million decrease in consumer loans and smaller decreases in several other categories.

LOAN PORTFOLIO

($ in thousands)	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$132,661	13%	$129,050	13%	$115,941	14%
Multi-family	76,036	8	70,374	7	61,928	8
Commercial	419,117	42	418,778	43	345,113	42
Construction - custom and
owner/builder	128,848	13	130,516	13	119,555	15
Construction - speculative one-to four-family	16,445	2	18,165	2	15,433	2
Construction - commercial	39,566	4	41,805	4	39,590	5

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

Construction - multi-family	36,263	4	29,400	3	10,740	1
Construction - land
development	2,404	--	3,047	1	3,040	--
Land	30,770	3	26,653	3	25,546	3
Total mortgage loans	882,110	89	867,788	89	736,886	90

Consumer loans:
Home equity and second
mortgage	40,190	4	42,204	4	37,341	5
Other	4,312	--	4,450	1	3,515	--
Total consumer loans	44,502	4	46,654	5	40,856	5

Commercial business loans	64,764	7	65,185	6	43,053	5
Total loans	991,376	100%	979,627	100%	820,795	100%
Less:
Undisbursed portion of
construction loans in
process	(92,226)		(93,176)		(83,237)
Deferred loan origination
fees	(2,798)		(2,838)		(2,637)
Allowance for loan losses	(9,690)		(9,631)		(9,530)
Total loans receivable, net	$886,662		$873,982		$725,391
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $6,071, $3,338 and $1,785 at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

Timberland originated $96.41 million in loans during the quarter ended September 30, 2019, compared to $83.30 million for the preceding quarter and $99.27 million for the comparable quarter one year ago.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration (“SBA”) loans.  During the fourth quarter of fiscal 2019 fixed-rate one- to four-family mortgage loans and SBA loans totaling $19.77 million were sold compared to $19.91 million for the preceding quarter and $17.42 million for the comparable quarter one year ago.

Investment securities and CDs held for investment increased $11.16 million, or 9%, to $132.96 million at September 30, 2019, from $121.81 million at June 30, 2019.  The increase was primarily due to the purchase of additional mortgage-backed investment securities during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 22.8% of total liabilities at September 30, 2019, compared to 23.6% at June 30, 2019, and 23.9% one year ago.

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$296,472	28%	$287,552	27%	$233,258	26%
NOW checking	297,055	28	302,390	28	225,290	25
Savings	164,506	15	163,560	15	151,404	17
Money market	136,151	13	146,132	14	127,791	15
Money market – reciprocal	8,388	1	8,708	1	9,955	1
Certificates of deposit under $250	133,241	12	134,693	13	120,443	14
Certificates of deposit $250 and over	29,211	3	26,301	2	18,164	2
Certificates of deposit – brokered	3,203	--	3,199	--	3,201	--
Total deposits	$1,068,227	100%	$1,072,535	100%	$889,506	100%

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

Total deposits increased $178.72 million, or 20%, during the fiscal year to $1.068 billion at September 30, 2019, from $889.51 million at September 30, 2018.  This increase was primarily due to deposits acquired in the South Sound Acquisition ($151.54 million at the acquisition date) and, to a lesser extent, organic deposit growth.

Total deposits decreased $4.31 million during the current quarter to $1.068 billion at September 30, 2019 from $1.073 billion at June 30, 2019.  The quarterly decrease consisted of a $10.30 million decrease in money market account balances and a $5.34 million decrease in NOW checking account balances.  These decreases were partially offset by an $8.92 million increase in non-interest bearing demand account balances, a $1.46 million increase in certificates of deposit account balances and a $946,000 increase in savings account balances.

Shareholders’ Equity

Total shareholders’ equity increased $4.80 million to $171.07 million at September 30, 2019, from $166.27 million at June 30, 2019.  The increase in shareholders’ equity was primarily due to net income of $6.33 million for the quarter, which was partially offset by dividend payments to shareholders of $1.25 million and common stock repurchases of $428,000.

During the quarter, Timberland repurchased 17,609 shares of its common stock for $428,000 (an average price of $24.33 per share).  Timberland had 201,453 shares available to be repurchased on its existing stock repurchase plan at September 30, 2019.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 19.57% and a Tier 1 leverage capital ratio of 12.65% at September 30, 2019.

Asset quality remains strong with a non-performing assets to total assets ratio of 0.40% at September 30, 2019, compared to 0.36% one year ago and 0.43% at June 30, 2019.

No provision for loan losses was made for the quarters ended September 30, 2019, June 30, 2019, and September 30, 2018.  There were net recoveries of $59,000 for the current quarter compared to net charge-offs of $110,000 for the preceding quarter and net charge-offs of $2,000 for the comparable quarter one year ago.  The allowance for loan losses to loans receivable was 1.08% at September 30, 2019 compared to 1.09% at June 30, 2019 and 1.30% at September 30, 2018.  The decrease in the allowance for loan losses as a percentage of loans receivable over the past year was primarily a result of an increase in loans from the South Sound Acquisition.  Included in the recorded value of loans acquired in mergers are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $1.39 million at September 30, 2019.  The allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Acquisition) was 1.20% (non-GAAP) at September 30, 2019.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $404,000, or 11%, to $3.93 million at September 30, 2019, from $3.52 million at June 30, 2019, and increased $1.37 million, or 54%, from $2.56 million one year ago.  Non-accrual loans decreased $317,000, or 9%, to $3.03 million at September 30, 2019, from $3.35 million at June 30, 2019, and increased $1.72 million, or 130%, from $1.32 million one year ago. A portion of the year-over year increase in delinquent loans and non-accrual loans was attributable to loans acquired in the South Sound Acquisition.

NON-ACCRUAL LOANS

($ in thousands)	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$699	3	$723	4	$545	5
Commercial	779	2	836	2	--	--
Land	204	2	422	4	243	2
Total mortgage loans	1,682	7	1,981	10	788	7

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

Consumer loans:
Home equity and second
mortgage	603	6	606	6	359	5
Consumer (Other)	23	2	14	1	--	--
Total consumer loans	626	8	620	7	359	5

Commercial business loans	725	10	749	10	170	2
Total loans	$3,033	25	$3,350	27	$1,317	14

OREO and other repossessed assets decreased 2% to $1.68 million at September 30, 2019, from $1.72 million at June 30, 2019, and decreased 12% from $1.91 million at September 30, 2018.  At September 30, 2019, the OREO and other repossessed asset portfolio consisted of 11 individual land parcels and one commercial real estate property.  During the quarter ended September 30, 2019, two OREO properties were sold for a net gain of $56,000.

OREO and OTHER REPOSSESSED ASSETS

($ in thousands)	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Commercial	$25	1	$186	2	$448	2
Land	1,658	11	1,533	11	1,465	10
Total	$1,683	12	$1,719	13	$1,913	12

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy Timberland provides non-GAAP financial measures for tangible common equity along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	September 30, 2019	June 30, 2019	September 30, 2018

Shareholders’ equity	$171,067	$166,269	$124,657
Less goodwill and CDI	(17,162)	(17,275)	(5,650)
Tangible common equity	$153,905	$148,994	$119,007

Total assets	$1,247,132	$1,247,310	$1,018,290
Less goodwill and CDI	(17,162)	(17,275)	(5,650)
Tangible assets	$1,229,970	$1,230,035	$1,012,640

Acquisition of South Sound Bank

On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington.  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

$28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

The South Sound Acquisition was accounted for as a business combination.  Accordingly, Timberland’s cost to acquire South Sound Bank was allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed of South Sound Bank at their respective estimated fair values as of the acquisition date.  The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The following table summarizes the fair value of consideration transferred, the estimated fair value of the assets acquired and liabilities assumed at October 1, 2018, and the resulting goodwill from the transaction ($ in thousands):

Total merger consideration	$ 35,170

Assets
Cash and cash equivalents	$ 21,187
Certificates of deposits (“CDs”) held for investment	2,973
FHLB stock	205
Investment securities	24,724
Loans receivable	121,544
Premises and equipment	3,337
Other real estate owned (“OREO”)	25
Bank owned life insurance (“BOLI”)	2,629
Accrued interest receivable	554
Mortgage servicing rights	281
Other assets	576
Core deposit intangible (“CDI”)	2,483
Total assets	$ 180,518

Liabilities
Deposits	$ 151,538
Other liabilities and accrued expenses	3,291
Total liabilities	$ 154,829

Fair value of net assets acquired	$ 25,689

Goodwill	$ 9,481

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities,

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2019	2019	2018
Interest and dividend income
Loans receivable	$12,670	$12,459	$9,956
Investment securities	350	339	70
Dividends from mutual funds, FHLB stock and other investments	40	43	37
Interest bearing deposits in banks	1,323	1,344	989
Total interest and dividend income	14,383	14,185	11,052

Interest expense
Deposits	1,233	1,248	782
Total interest expense	1,233	1,248	782
Net interest income	13,150	12,937	10,270

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	13,150	12,937	10,270

Non-interest income
Service charges on deposits	1,324	1,175	1,134
ATM and debit card interchange transaction fees	1,140	1,090	922
Gain on sale of loans, net	559	520	467
Bank owned life insurance (“BOLI”) net earnings	139	188	140
Servicing income on loans sold	87	110	127
Gain on sale of investment securities, net	--	47	--
Recoveries on investment securities, net	25	14	13
Other	323	394	378
Total non-interest income	3,597	3,538	3,181

Non-interest expense
Salaries and employee benefits	4,572	4,501	3,877
Premises and equipment	885	998	871
(Gain) loss on disposition of premises and equipment, net	(1)	--	11
Advertising	153	177	191
OREO and other repossessed assets, net	(26)	145	29
ATM and debit card processing	408	364	314
Postage and courier	135	131	115
State and local taxes	232	237	190
Professional fees	332	267	561
FDIC insurance (credit)	(55)	72	52
Loan administration and foreclosure	137	73	89
Data processing and telecommunications	1,040	987	511
Deposit operations	309	391	376
Amortization of CDI	113	120	--
Other, net	539	504	472
Total non-interest expense, net	8,773	8,967	7,659

Income before income taxes	7,974	7,508	5,792
Provision for income taxes	1,640	1,552	1,370
Net income	$6,334	$5,956	$4,422

Net income per common share:
Basic	$0.76	$0.71	$0.60
Diluted	0.75	0.70	0.59

Weighted average common shares outstanding:
Basic	8,333,812	8,338,637	7,352,013
Diluted	8,468,266	8,482,360	7,549,778

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2019	2018
Interest and dividend income
Loans receivable	$49,127	$38,298
Investment securities	1,264	217
Dividends from mutual funds, FHLB stock and other investments	162	120
Interest bearing deposits in banks	5,172	3,198
Total interest and dividend income	55,725	41,833

Interest expense
Deposits	4,565	2,778
Total interest expense	4,565	2,778
Net interest income	51,160	39,055

Provision for loan losses	--	--
Net interest income after provision for loan losses	51,160	39,055

Non-interest income
Service charges on deposits	4,904	4,581
ATM and debit card interchange transaction fees	4,036	3,570
Gain on sale of loans, net	1,754	1,893
BOLI net earnings	1,641	547
Servicing income on loans sold	462	480
Gain on sale of investment securities, net	47	--
Recoveries on investment securities, net	59	68
Other	1,438	1,405
Total non-interest income	14,341	12,544

Non-interest expense
Salaries and employee benefits	18,545	15,740
Premises and equipment	3,831	3,231
Loss (gain) on disposition of premises and equipment, net	7	(102)
Advertising	696	782
OREO and other repossessed assets, net	221	140
ATM and debit card processing	1,583	1,296
Postage and courier	514	456
State and local taxes	873	687
Professional fees	1,019	1,390
FDIC insurance	187	294
Loan administration and foreclosure	382	336
Data processing and telecommunications	3,707	1,938
Deposit operations	1,358	1,192
Amortization of CDI	452	--
Other, net	2,205	1,797
Total non-interest expense, net	35,580	29,177

Income before income taxes	29,921	22,422
Provision for income taxes	5,901	5,701
Net income	$24,020	$16,721

Net income per common share:
Basic	$2.89	$2.28
Diluted	2.84	2.22
Weighted average common shares outstanding:
Basic	8,318,928	7,334,577
Diluted	8,468,226	7,526,344

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2019	2019	2018
Assets
Cash and due from financial institutions	$25,179	$24,169	$20,238
Interest-bearing deposits in banks	117,836	146,666	128,626
Total cash and cash equivalents	143,015	170,835	148,864

Certificates of deposit (“CDs”) held for investment, at cost	78,346	81,184	63,290
Investment securities:
Held to maturity, at amortized cost	31,102	37,645	12,810
Available for sale, at fair value	23,490	2,979	1,154
FHLB stock	1,437	1,437	1,190
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	6,071	3,338	1,785

Loans receivable	896,352	883,613	734,921
Less: Allowance for loan losses	(9,690)	(9,631)	(9,530)
Net loans receivable	886,662	873,982	725,391

Premises and equipment, net	22,830	23,090	18,953
OREO and other repossessed assets, net	1,683	1,719	1,913
BOLI	21,005	20,866	19,813
Accrued interest receivable	3,598	3,759	2,877
Goodwill	15,131	15,131	5,650
CDI	2,031	2,144	--
Mortgage servicing rights, net	2,408	2,372	2,028
Escrow deposit for business combination	--	--	6,900
Other assets	5,323	3,829	2,672
Total assets	$1,247,132	$1,247,310	$1,018,290

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$296,472	$287,552	$233,258
Deposits: Interest-bearing	771,755	784,983	656,248
Total deposits	1,068,227	1,072,535	889,506

Other liabilities and accrued expenses	7,838	8,506	4,127
Total liabilities	1,076,065	1,081,041	893,633

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,329,419 shares issued and outstanding – September 30, 2019 8,340,928 shares issued and outstanding – June 30, 2019 7,401,177 shares issued and outstanding – September 30, 2018	43,030	43,398	14,394
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	--	--	(133)
Retained earnings	127,987	122,904	110,525
Accumulated other comprehensive gain (loss)	50	(33)	(129)
Total shareholders’ equity	171,067	166,269	124,657
Total liabilities and shareholders’ equity	$1,247,132	$1,247,310	$1,018,290

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2019	2019	2018
PERFORMANCE RATIOS:
Return on average assets (a)	2.04%	1.93%	1.76%
Return on average equity (a)	15.07%	14.56%	14.47%
Net interest margin (a)	4.54%	4.49%	4.35%
Efficiency ratio	52.39%	54.43%	56.94%

	Year Ended
	Sept. 30,		Sept. 30,
	2019		2018
PERFORMANCE RATIOS:
Return on average assets (a)	1.96%		1.70%
Return on average equity (a)	14.91%		14.27%
Net interest margin (a)	4.50%		4.23%
Efficiency ratio	54.32%		56.55%

	Sept. 30,	June 30,	Sept. 30,
	2019	2019	2018
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,033	$3,350	$1,317
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	294	303	406
OREO and other repossessed assets	1,683	1,719	1,913
Total non-performing assets (b)	$5,010	$5,372	$3,636

Non-performing assets to total assets (b)	0.40%	0.43%	0.36%
Net charge-offs (recoveries) during quarter	$(59)	$110	$2
Allowance for loan losses to non-accrual loans	319%	287%	724%
Allowance for loan losses to loans receivable (c)	1.08%	1.09%	1.30%
Troubled debt restructured loans on accrual status (d)	$2,903	$2,916	$2,955

CAPITAL RATIOS:
Tier 1 leverage capital	12.65%	12.32%	11.98%
Tier 1 risk-based capital	18.40%	17.74%	17.13%
Common equity Tier 1 risk-based capital	18.40%	17.74%	17.13%
Total risk-based capital	19.57%	18.91%	18.39%
Tangible common equity to tangible assets (non-GAAP)	12.51%	12.11%	11.75%

BOOK VALUES:
Book value per common share	$20.54	$19.93	$16.84
Tangible book value per common share (e)	18.48	17.86	16.08

___________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Loans receivable does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $366, $292 and $323 reported as non-accrual loans at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$891,109	5.69%	$886,460	5.62%	$731,480	5.44%
Investment securities and FHLB stock (1)	47,660	3.27	47,677	3.21	16,504	2.62
Interest-bearing deposits in banks and CDs	219,567	2.39	219,070	2.45	195,940	2.00
Total interest-earning assets	1,158,336	4.97	1,153,207	4.92	943,924	4.68
Other assets	83,308		82,113		63,746
Total assets	$1,241,644		$1,235,320		$1,007,670

Liabilities and Shareholders’ Equity
NOW checking accounts	$295,612	0.30%	$300,330	0.30%	$216,498	0.21%
Money market accounts	147,885	0.70	154,238	0.82	136,026	0.59
Savings accounts	162,654	0.06	163,122	0.07	150,060	0.06
Certificates of deposit accounts	164,530	1.75	162,237	1.68	141,264	1.24
Total interest-bearing deposits	770,681	0.63	779,927	0.64	643,848	0.48

Total interest-bearing liabilities	770,681	0.63	779,927	0.64	643,848	0.48

Non-interest-bearing demand deposits	296,741		288,308		235,498
Other liabilities	6,050		3,405		6,093
Shareholders’ equity	168,172		163,680		122,231
Total liabilities and shareholders’ equity	$1,241,644		$1,235,320		$1,007,670

Interest rate spread		4.34%		4.28%		4.20%
Net interest margin (2)		4.54%		4.49%		4.35%
Average interest-earning assets to
average interest-bearing liabilities	150.30%		147.86%		146.61%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2019 Earnings
October 31, 2019

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)
	For the Year Ended
	September 30, 2019		September 30, 2018
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$878,984	5.59%	$721,472	5.31%
Investment securities and FHLB Stock (1)	43,394	3.28	13,885	2.43
Interest-bearing deposits in banks and CD’s	214,481	2.41	188,080	1.70
Total interest-earning assets	1,136,859	4.90	923,437	4.53
Other assets	86,494		60,728
Total assets	$1,223,353		$984,165

Liabilities and Shareholders’ Equity
NOW checking accounts	$291,348	0.29%	$215,249	0.21%
Money market accounts	154,375	0.72	139,138	0.52
Savings accounts	162,266	0.07	145,670	0.06
Certificates of deposit accounts	159,397	1.57	140,464	1.08
Total interest-bearing deposits	767,386	0.59	640,521	0.43

Total interest-bearing liabilities	767,386	0.59	640,521	0.43

Non-interest-bearing demand deposits	290,653		221,953
Other liabilities	4,229		4,549
Shareholders’ equity	161,085		117,142
Total liabilities and shareholders’ equity	$1,223,353		$984,165

Interest rate spread		4.31%		4.10%
Net interest margin (2)		4.50%		4.23%
Average interest-earning assets to
average interest-bearing liabilities	148.15%		144.17%

          _____________________________________
(1) Includes other investments
(2) Net interest margin = net interest income /
     average interest-earning assets